Exhibit 99.2

Midwest Air Group, Inc.
6744 South Howell Avenue
Oak Creek, Wisconsin 53154-1402
414-570-4000
www.midwestairlines.com
Traded: AMEX (MEH)

Media Inquiries: Carol Skornicka, 414-570-3980 (o), 414-303-6516 (c) or Carol.Skornicka@midwestairlines.com

Analyst/Investor Inquiries: Dennis O’Reilly, 414-570-3954 (o) or Dennis.O’Reilly@midwestairlines.com

FOR IMMEDIATE RELEASE

December 13, 2006

MIDWEST AIR GROUP EXPANDS ON DECISION TO DECLINE AIRTRAN’S OFFER

Milwaukee, Wisconsin, December 13, 2006 – Midwest Air Group, Inc. (AMEX: MEH) – parent company of Midwest Airlines – today expanded on its decision to decline a proposed merger agreement with AirTran Holdings.

According to Timothy E. Hoeksema, chairman and chief executive officer, the Midwest Air Group board of directors spent considerable time and effort evaluating AirTran’s offer of $11.25 per share in cash and AirTran stock. As part of Midwest’s evaluation, the board engaged investment banking firms and an outside consulting firm.

“During their comprehensive review, those advisors considered the offer in light of Midwest’s business and strategic plans,” explained Hoeksema. “Under our strategic plan, we are projecting annual capacity growth of more than 10% over the next three years including a 50-seat regional jet program, along with significantly greater growth in profitability. Additionally, we view AirTran’s offer at only about $5 per share, because it includes approximately $6 per share in cash that already belongs to our shareholders.” As previously announced, the Midwest board determined that pursuing a merger with AirTran would not be in the best interests of the company, its shareholders and other stakeholders – including customers, employees and the communities the airline serves.

“While it is the fiduciary obligation of the board of directors to review credible offers, the board unanimously concluded that Midwest’s business plan as a stand-alone company would support a considerably better return to our shareholders than AirTran’s offer,” Hoeksema said. “We are successful because we provide customers with an exceptional travel experience. Our product and service are unique, and are not readily compatible with a merger with another carrier.”

Hoeksema added that employees of Midwest have been overwhelmed by the groundswell of public support of the board’s decision since the news became public today. “We are very fortunate to have customers and shareholders who enthusiastically support our decisions and appreciate our efforts to provide ‘The best care in the air.’ We are very proud to be Milwaukee’s hometown airline.”

Midwest Airlines features jet service throughout the United States, including Milwaukee’s most daily nonstop flights and best schedule to major destinations. Catering primarily to business travelers and discerning leisure travelers, the airline earned its reputation as “The best care in the air” by providing passengers with impeccable service and onboard amenities at competitive fares. Skyway Airlines, Inc. – Midwest’s wholly owned subsidiary – operates as Midwest Connect and offers connections to Midwest Airlines as well as point-to-point service between select markets on regional jet and turboprop aircraft. Together, the airlines offer service to 47 cities. More information is available at http://www.midwestairlines.com.

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This document contains forward-looking statements about the results expected under the company’s strategic plan and that otherwise may state the company’s or management’s intentions, hopes, beliefs, expectations or predictions for the future. Words such as “projecting,” “expect,” “anticipate,” “believe,” “estimate,” “goal,” “objective” or similar words are intended to identify forward-looking statements. It is important to note that the company’s actual results could differ materially from projected results due to the risk factors described in Item 1A. Risk Factors in the company’s “Annual Report on Form 10-K” for the year ended December 31, 2005.